Exhibit 10.12.1

AGREEMENT

This Agreement is made as of this 7th day of August, 2006, by and between Traffic.com, Inc. (the “Company”) and David L. Jannetta (the “Executive”).

WHEREAS, Executive is currently an at-will employee of the Company, with the title of President;

WHEREAS, it is the desire of the Company and in its best interest to provide Executive with certain assurances concerning his future with the Company, in the event certain circumstances arise; and

WHEREAS, on May 23rd, 2006 the Compensation Committee of the Company’s Board of Directors approved the principal terms embodied in this Agreement and the execution of an agreement with the Executive on the terms contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the consummation of (a) a merger, consolidation or sale of the Company, as a result of which the Company’s security holders (measured as of the date immediately prior to such merger, consolidation or sale) own or control less than fifty percent (50%) of the total combined voting power of the resulting entity of such merger, consolidation or sale; (b) the sale, transfer or other disposition of a majority of the Company’s non-liquid assets to an unaffiliated third party.

2.             Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) the Executive’s willful refusal or failure to perform a material and substantial part of his or her professional duties, which refusal or failure is not cured within fifteen (15) days following receipt from the Company of written notice thereof; (b) the Executive’s commission of a felony, or of any material act of fraud, or criminal conduct involving or relating in any material way to the Company, (c) the Executive’s willful violation of any material governmental law, rule or regulation or any judicial ruling, order or decree applicable to the business of the Company, in each case having a material adverse effect on the Company, or any act of willful malfeasance or personal dishonesty materially injurious to the Company, or (d) the Executive’s intentional and material breach of any confidentiality, non-competition, non-solicitation or similar agreement with the Company.

3.             Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean (a) the removal of Executive’s title; (b) the diminution of Executive’s salary, targeted bonus, benefits and/or perquisites; (c) any material change in Executive’s duties; and/or (d) the change in Executive’s principal place of employment to a facility more than fifty (50) miles from the Executive’s then current principal place of employment. For purposes of determining whether Good Reason exists with respect to this Section 3, the relevant date for comparing any change shall be the date immediately prior to the execution of any agreement, letter of intent or other similar document concerning a Change in Control.

4.             Prior Agreements. To the extent any provision in this Agreement could be read as inconsistent with any pre-existing agreement in any way, the provisions of this Agreement shall control over that certain pre-existing agreement including the agreement relating to the employment of Executive by the Company, dated October 7, 1999 (the “Employment Agreement”) and/or any existing stock option agreement between the Company and the Executive. Other than for any such inconsistency, such pre-existing agreements shall remain in full force and effect. For the avoidance of doubt, Executive shall not be entitled (i) to receive a payment under Section 5 of this Agreement if he receives a payment under Section 6 of the Employment Agreement, and/or (ii) to receive a payment under Section 6 of the Employment Agreement if he receives a payment under Section 5 of this Agreement.

5.             Triggering Events.

A.            In the event that a Change in Control occurs, regardless of other vesting provisions set forth in the instruments detailing such awards, all outstanding unvested stock options, restricted stock, SARs or other awards made under any of the Company’s incentive plans (collectively, “Unvested Awards”) held by Executive as of the date of the Change in Control shall be deemed to become immediately vested upon the Change in Control.

B.            In the event that either (a) the Company or its successor terminates Executive’s employment, other than for Cause, or (b) Executive terminates his employment for Good Reason, and within two (2) months following either such termination, (c) a Change in Control occurs, upon the occurrence of such Change in Control, the following shall take place:

(i)            All Unvested Awards held by Executive as of the date of termination, shall be deemed to have become vested, irrespective of any lapse which would otherwise have been deemed to have occurred upon the date of termination, and shall thereafter, in the case of options, SARs or similar awards, be exercisable upon such terms as shall conform to the treatment of other options, etc. in connection with the Change in Control; and

(ii)           The Company or its successor shall pay to Executive a lump sum of cash equal to the greater of (x) six (6) months of Executive’s base salary calculated as of the date of termination, or (y) six (6) months of Executive’s base salary calculated as of any date within the one (1) month prior to Executive’s termination date.

C.            In the event that (a) a Change in Control occurs, and, within twelve (12) months following the date of the Change in Control, either (b) the Company or its successor terminates Executive’s employment, other than for Cause, or (c) Executive terminates his employment for Good Reason, upon such a termination, the Company or its successor shall pay to Executive a lump sum of cash equal to the greater of (x) six (6) months of Executives’ base salary calculated as of the date of termination, or (y) six (6) months of Executives’ base salary calculated as of the date of the Change in Control.

To the extent that any payments hereunder are subject to the timing rules of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (because they are made to “specified employees” in connection with a “separation from service” as defined therein), then such payments shall be made only within the timing rules of such statute, by delaying, to the extent thus required, such payments until six months after the date of separation.

6.             Miscellaneous.

6.1.          Assignment. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

6.2.          Severability/Reformation. In the event that any provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable, and this Agreement shall be construed and reformed to the maximum extent permitted by law.

6.3.          Waiver; Amendment. Any waiver by the Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Executive and the Company.

6.4.          Notices. All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Executive, to the address set forth underneath his signature to this Agreement or (b) in the case of the Company, to the attention of the Board of Directors, 851 Duportail Road, Wayne, PA 19087 and/or to such other address as either party may specify by notice to the other.

6.5.          Entire Agreement. This Agreement, the Employment Agreement, the stock options agreements referenced in Section 4 and that certain Indemnity Agreement dated May 8, 2006 by and between the Company and the Executive constitute the entire agreement between the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and supersede and cancel all prior communications, agreements and understanding, written or oral, between Executive and the Company with respect to the terms and conditions of Executive’s employment with the Company.

6.6.          Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together, shall constitute one and the same instrument.

6.7.          Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising under this Agreement or from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provisions or rule thereof, and this Agreement shall be deemed to be performable in the Commonwealth of Pennsylvania.

6.8.          Resolutions of Disputes. Any claim arising out of or relating to any relationship between Executive and the Company or any termination thereof, whether or not arising out of or relating to this Agreement, shall be resolved by binding confidential arbitration, to be held in Chester or Philadelphia County, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding on the parties and enforceable by either party in a court of competent jurisdiction in the Commonwealth of Pennsylvania. Exclusive jurisdiction over entry of judgment upon arbitration award rendered shall be any court appropriate subject matter jurisdiction in the Commonwealth of Pennsylvania and the parties by this Agreement expressly subject themselves to the personal jurisdiction of said court for the entry of any such judgment, for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment or to enforce the award as stated in the previous sentence. The prevailing party in any such arbitration will be entitled to receive from the other party its attorneys’ fees and other costs and expenses incurred by such party in connection with the arbitration in addition to any award or damage recovery.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

TRAFFIC.COM, INC.

By:	/s/ Andrew P. Maunder
Its	Chief Financial Oficer

EXECUTIVE: DAVID L. JANNETTA

/s/ David L. Jannetta
Address: